As filed with the Securities and Exchange Commission on July 7, 2005
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WESTERN MASSACHUSETTS ELECTRIC COMPANY
(Exact Name of Registrant as Specified in its Charter)

Massachusetts	04-1961130

(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Federal Street, Building 111-4
Springfield, Massachusetts 01105
(413) 785-5871
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant’s Principal Executive Offices)

Gregory B. Butler, Esq.
Senior Vice President, Secretary and General Counsel
Northeast Utilities Service Company
107 Selden Street
Berlin, Connecticut 06037
(860) 665-5000
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

With Copies To:

Jeffrey C. Miller, Esq.	David P. Falck, Esq.
Assistant General Counsel	Pillsbury Winthrop Shaw Pittman LLP
Northeast Utilities Service Company	1540 Broadway
107 Selden Street	New York, NY 10036
Berlin, CT 06037 (860) 665-5000	(212) 858-1438

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the Registration Statement and from time to time thereafter.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price*	Amount Of Registration Fee**
Senior Notes	$75,000,000	100%	$75,000,000	$8,424

__________
*	Estimated solely for purposes of calculating the registration fee.
**
Pursuant to Rule 429 and Rule 457(p) of the Securities Act of 1933, as amended, the prospectus included herein is a combined prospectus which also relates to Registration Statement No. 333-108712 previously filed by the registrant on September 11, 2003 and declared effective by the Commission. Senior Notes registered therein with a maximum aggregate offering price of $5,000,000 remain unsold and are being carried forward to this registration statement. A registration fee associated with the Senior Notes being carried forward in the amount of $404.00 was previously paid upon the filing of such Registration Statement. Accordingly, a registration fee of $8,424 is being paid upon the filing of this registration statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated July 7, 2005

PROSPECTUS

WESTERN MASSACHUSETTS ELECTRIC COMPANY

$75,000,000

SENIOR NOTES

Western Massachusetts Electric Company intends to offer, from time to time in one or more series, up to $75,000,000 of its senior unsecured debt securities (the “Senior Notes”). This Prospectus provides you with a general description of the Senior Notes.

When a particular series of Senior Notes is offered, we will prepare and issue a supplement to this Prospectus setting forth the particular terms of the offered Senior Notes (each a “Prospectus Supplement”). You should read this Prospectus and any Prospectus Supplement carefully before you make any decision to invest in the Senior Notes. This Prospectus may not be used to sell any of the Senior Notes unless accompanied by a Prospectus Supplement.

Unless otherwise indicated in a related Prospectus Supplement, the Senior Notes will not be listed on a national securities exchange or on the NASDAQ stock market.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS ANY OF THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

We may offer the Senior Notes directly or through underwriters, agents or dealers. Each Prospectus Supplement will provide the terms of the plan of distribution relating to the respective series of Senior Notes. “Plan of Distribution” below also provides more information on this topic.

The date of this Prospectus is                  , 2005.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission (the “Commission”) in Washington, D.C., a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered in this Prospectus. We have not included certain portions of the registration statement in this Prospectus as permitted by the Commission’s rules and regulations. Statements in this Prospectus concerning the provisions of any document filed as an exhibit to the Registration Statement are not necessarily complete and are qualified in their entirety by reference to such exhibit. For further information, you should refer to the Registration Statement and its exhibits.

We are subject to the informational requirements of the Securities Exchange Act of l934, as amended (the “Exchange Act”), and therefore we file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy the Registration Statement (with exhibits), as well as the reports and other information we file with the Commission, at the Commission’s Public Reference Room at its principal offices at 100 F Street, N.E., Room 1580 Washington, D.C. 20549. You may obtain information on the operation of the Commission’s Public Reference Room by calling 1-800-SEC-0330. Information filed by us is also available at the Commission’s Internet site at http://www.sec.gov. You can find additional information about us, including our Annual Report on Form 10-K for the year ended December 31, 2004, on the website of our parent company, Northeast Utilities, at http://www.nu.com. The information on this website is not a part of this Prospectus.

You should rely only on the information incorporated by reference or provided in this Prospectus and its supplement(s). We have not authorized anyone to provide you with different information. You should not assume that the information in this Prospectus or any Prospectus Supplement is accurate as of any date other than the date on the front of those documents. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

DOCUMENTS INCORPORATED BY REFERENCE

The Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is considered to be part of this Prospectus. Later information that we file with the Commission (other than current reports on Form 8-K filed under Items 2.02 or 7.01 of Form 8-K) will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we sell all the Senior Notes:

-	Annual Report of the Company on Form 10-K for the year ended December 31, 2004;

-	Quarterly Report of the Company on Form 10-Q for the quarter ended March 31, 2005; and

-	Current Report of the Company on Form 8-K filed May 2, 2005.

We will provide to each person, including any beneficial owner of Senior Notes, to whom a copy of this Prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this Prospectus but not delivered with this Prospectus. We will deliver this information upon written or oral request and provide this information at no cost to the requester. You should direct your requests to:

Patricia Cosgel
Assistant Treasurer - Finance
Northeast Utilities Service Company
107 Selden Street
Berlin, Connecticut 06037
(860) 665-5058
cosgepc@nu.com

FORWARD-LOOKING STATEMENTS

We make statements in this Prospectus and in the documents we incorporate by reference that are considered forward-looking statements within the meaning of the Securities Act and the Exchange Act, which are statements of future expectations and not facts, including, but not limited to, statements regarding future earnings, refinancings, regulatory proceedings, the use of proceeds from restructuring, and the recovery of operating costs. Words such as estimates, expects, anticipates, intends, plans, and similar expressions sometimes identify forward-looking statements.

Some important factors that could cause our actual results or outcomes to differ materially from those discussed in the forward-looking statements include, but are not limited to, actions by state and federal regulatory bodies, competition and industry restructuring, changes in economic conditions, changes in weather patterns, changes in laws, regulations or regulatory policy, changes in levels of capital expenditures, developments in legal or public policy doctrines, technological developments, changes in accounting standards and financial reporting regulations, terrorist attacks on domestic energy facilities, and other presently unknown or unforeseen factors.

All such factors are difficult to predict, contain uncertainties which may materially affect actual results and are beyond our control.

Given these uncertainties, you should not place undue reliance on these forward-looking statements. Please see the documents we incorporate by reference for more information on these factors. These forward-looking statements represent our estimates and assumptions only as of the date of this Prospectus. Except to the extent required by the securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for us to predict all of such factors, nor can we assess the impact of each such factor on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements.

ABOUT THIS PROSPECTUS

This Prospectus is part of a registration statement that we have filed with the Commission utilizing a “shelf” registration, or continuous offering process. Under this shelf registration process, we may issue and sell the Senior Notes in one or more offerings with a maximum aggregate offering price of up to $75,000,000.

This Prospectus provides you with a general description of the Senior Notes. Each time we sell the Senior Notes, we will provide a Prospectus Supplement that will contain specific information about the terms of the offering. Any Prospectus Supplement may also add, update or change information contained in this Prospectus. If there is any inconsistency between the information in this Prospectus and the Prospectus Supplement, you should rely on the information in the Prospectus Supplement.

WESTERN MASSACHUSETTS ELECTRIC COMPANY

Western Massachusetts Electric Company (the “Company”), a Massachusetts corporation organized in 1886, is a wholly-owned subsidiary of Northeast Utilities, a holding company for a number of companies comprising the Northeast Utilities system. Three wholly-owned operating subsidiaries of Northeast Utilities—the Company, Public Service Company of New Hampshire and The Connecticut Light and Power Company --furnish electric service in portions of western Massachusetts, New Hampshire and Connecticut. The Company is an electric utility engaged principally in the purchase, transmission, distribution and sale of electricity at retail for residential, commercial, industrial and municipal purposes to approximately 207,000 retail customers in 59 cities and towns in Massachusetts. The Company has a wholly-owned subsidiary, WMECO Funding, LLC, which was organized to facilitate the issuance of rate reduction bonds.

The principal executive offices of the Company are located at One Federal Street, Building 111-4, Springfield, Massachusetts 01105; (413) 785-5871.

RATIOS OF CONSOLIDATED EARNINGS TO FIXED CHARGES

Our consolidated ratios of earnings to fixed charges for the three months ended March 31, 2005 and for each of the years ended December 31, 2000 through 2004 are as follows:

	Three Months Ended March 31, 2005	Year Ended December 31,
	(unaudited)	2004	2003	2002	2001	2000
Ratio of Earnings to Fixed Charges(1)	2.68	2.18	2.95	3.89	2.35	3.00

___________________
(1)
For purposes of computing the ratios: (i) earnings consists of pretax income from continuing operations, fixed charges on debt (including rate reduction bonds), distributed income of equity investees and minority interests; and (ii) fixed charges consist of interest on long-term debt (including rate reduction bonds), amortized premiums, discounts and capitalized expenses related to indebtedness, interest on short-term debt, interest component of rental expenses and other interest.

USE OF PROCEEDS

The net proceeds from the sale of the Senior Notes will be used (i) to refinance outstanding short-term debt of the Company previously incurred in the ordinary course of business and borrowed from affiliates at an interest rate equal to the Federal Funds Rate, which at March 31, 2005 was 2.96%, and from its external revolving credit facility at an interest rate which was, at March 31, 2005, equal to 3.35%,and (ii) for other general corporate purposes. As of March 31, 2005, we had $30.0 million of short-term debt outstanding from the revolving credit facility and $18.1 million of short-term debt outstanding from affiliates.

DESCRIPTION OF THE SENIOR NOTES

General.    The following description sets forth certain general terms and provisions of the Senior Notes to which any Prospectus Supplement may relate. The description does not purport to be complete and is subject to, and qualified in its entirety by, all of the provisions of the Senior Note Indenture (as defined below), which is incorporated herein by reference and is an exhibit to the registration statement of which this Prospectus is a part. The particular terms of the Senior Notes offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Senior Notes so offered will be described therein. References to section numbers under this caption are references to the section numbers of the Senior Note Indenture. Capitalized terms not defined herein have the meanings given to them in the Senior Note Indenture.

The Senior Notes will be issued under an indenture between us and The Bank of New York Trust Company, N.A., a New York banking corporation (as successor to The Bank of New York), as trustee (the “Senior Note Trustee”) dated as of September 1, 2003, as supplemented and as to be supplemented by a supplemental indenture establishing the terms of a particular series of Senior Notes (the “Senior Note Indenture”).

The Senior Notes will be our senior unsecured debt securities and will rate equally with all of our other unsecured and unsubordinated debt. We currently have two series of senior notes outstanding under the Senior Note Indenture: our 5.00% Senior Notes, Series A, due 2013, in the aggregate amount of $55,000,000, which were issued on September 30, 2003, and our 5.90% Senior Notes, Series B, Due 2034 in the aggregate amount of $50,000,000, which were issued on September 23, 2004. There is no requirement under the Senior Note Indenture that future issues of our debt securities be issued under the Senior Note Indenture, and we will be free to use other indentures or documentation, containing provisions different from those included in the Senior Note Indenture or applicable to one or more issues of Senior Notes, in connection with future issues of such other debt securities.

The Senior Note Indenture does not limit the aggregate principal amount of the Senior Notes that may be issued thereunder. The Senior Note Indenture provides that the Senior Notes may be issued in one or more series as notes or debentures. The Senior Notes may be issued at various times and may have differing maturity dates and may bear interest at differing rates. The Prospectus Supplement applicable to each series of Senior Notes will specify:

•	the designation and aggregate principal amount of such Senior Notes;

•	the date or dates on which such Senior Notes will mature;

•	the interest rate or rates, or method of calculation of such rate or rates, on such Senior Notes, and the date from which such interest shall accrue;

•	the dates on which such interest will be payable or method by which such dates are to be determined;

•	the record dates for payments of interest;

•	any redemption terms;

•	the period or periods within which, the price or prices at which, and the terms and conditions upon which, such Senior Notes may be repaid, in whole or in part, at our option;

•
the place or places, if any, in addition to or in the place of our office or the office of the Senior Note Trustee, where the principal of (and premium, if any) and interest, if any, on such Senior Notes shall be payable and where notices to the Company shall be sent; and

•	other specific terms applicable to such Senior Notes. (Section 301)

Unless otherwise indicated in the applicable Prospectus Supplement, the Senior Notes will be denominated in United States currency in minimum denominations of $1,000 and integral multiples thereof. (Section 301)

Unless otherwise indicated in the applicable Prospectus Supplement or as below described under “Limitation on Liens” and “Sale and Leaseback Transactions”, there are no provisions in the Senior Note Indenture or the Senior Notes that require us to redeem, or permit the Holders of the Senior Notes to cause a redemption of, the Senior Notes or that otherwise protect the Holders of the Senior Notes in the event that we incur substantial additional indebtedness, whether or not in connection with a change in control of us.

Our ability to meet our obligations under the Senior Notes is dependent on our earnings and cash flows. As of March 31, 2005, we had approximately $256.3 million of outstanding debt for borrowed money, which includes long-term debt and short-term debt (including notes payable to affiliates) but does not include trade debt, capital leases or power purchase obligations or approximately $119.6 million of rate reduction bonds. This amount also includes $49.9 million of liability incurred to the U.S. Department of Energy for pre-1983 spent nuclear fuel disposal, which amount is offset by a trust funded by us in 2004 to satisfy such liability. Unless otherwise specified in a Prospectus Supplement, the supplemental indentures will not limit the amount of indebtedness we may issue.

Registration, Transfer, Exchange and Form. Senior Notes of any series may be exchanged for other Senior Notes of the same series of any authorized denominations and of a like aggregate principal amount and tenor. (Section 305)

Unless otherwise indicated in the applicable Prospectus Supplement, Senior Notes may be presented for registration of transfer (duly endorsed or accompanied by a duly executed written instrument of transfer) at the office or agency maintained for such purpose with respect to any series of Senior Notes and referred to in the applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Senior Note Indenture. (Section 305)

In the event of any redemption of Senior Notes of any series, we will not be required to exchange, or register the transfer of, any Senior Notes of such series selected, called or being called for redemption except, in the case of any Senior Note to be redeemed in part, the portion thereof not to be so redeemed. (Section 305)

Paying Agents.    We will maintain an office or agency where the Senior Notes may be presented or surrendered for payment. We will give prompt written notice to the Senior Note Trustee of the location, and any change in the location, of such office or agency. If at any time we shall fail to maintain any such required office or agency or shall fail to furnish the Senior Note Trustee with the address thereof, such presentations and surrenders may be made or served at the corporate trust office of the Senior Note Trustee, and, in such event, the Senior Note Trustee shall act as our agent to receive all such presentations and surrenders. (Section 1002)

All monies paid by us to a paying agent for the payment of principal of, interest or premium, if any, on any Senior Note which remains unclaimed at the end of two years after any such principal, interest or premium shall have become due and payable will be repaid to us at our request and the Holder of such Senior Note will thereafter look only to us for payment thereof as an unsecured general creditor. (Section 1003)

Consolidation, Merger, Conveyance, Sale or Transfer.    Nothing contained in the Senior Note Indenture prevents us from consolidating with or merging into another corporation or conveying, selling or otherwise transferring our properties and assets substantially as an entirety to any Person, provided that:

•
the corporation formed by such consolidation or into which we are merged or the Person which acquires by conveyance, sale or transfer our properties and assets substantially as an entirety is a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and expressly assumes by an indenture supplemental thereto, executed and delivered to the Senior Note Trustee, in form satisfactory to the Senior Note Trustee, the due and punctual payment of the principal of (and premium, if any) and interest, if any, on all the Senior Notes and the performance of every covenant of the Senior Note Indenture on our part to be performed or observed; and

•
immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing.

We shall also be required to deliver to the Senior Note Trustee certificates and opinions stating that such consolidation, merger, conveyance, sale or transfer comply with the Senior Note Indenture and all relevant conditions precedent have been satisfied. (Section 801)

Limitation on Liens.    Nothing contained in the Senior Note Indenture or in the Senior Notes in any way restricts or prevents the Company from incurring any indebtedness; provided that if this covenant is made applicable to the Senior Notes of any particular series, the Company will not issue, assume or guarantee (including any contingent obligation to purchase) or permit to exist any notes, bonds, debentures or other evidences of indebtedness for money borrowed (“Debt”) secured by a mortgage, lien, pledge, security interest or other encumbrance (“Lien”) upon any property of the Company, without effectively providing that the outstanding Senior Notes of such series (together with, if the Company so determines, any other indebtedness or obligation then existing or thereafter created ranking equally with the Senior Notes of such series) shall be secured equally and ratably with (or prior to) such Debt so long as such Debt shall be so secured (provided that for purposes of providing such equal and ratable security, the principal amount of outstanding Senior Notes of any series will be such portion of the principal amount as may be specified in the terms of such series). This restriction will not, however, apply to:

•    Liens in existence on the date of the original issue of the Senior Notes to which this restriction is made applicable;

•    Liens created solely for the purpose of securing Debt incurred to finance, refinance or refund the purchase price or cost (including the cost of construction) of property acquired after the date of the Senior Note Indenture (by purchase, construction or otherwise), or Liens in favor of guarantors of obligations or Debt representing, or incurred to finance, refinance or refund, such purchase price or cost, provided that no such Lien shall extend to or cover any property other than the property so acquired and improvements thereon and provided further that such Liens are created no later than 24 months after the purchase or construction;

•    Liens on any property or assets acquired from a corporation which is merged with or into the Company, which Liens are not created as a result of or in connection with or in anticipation of any such merger (unless such Liens were created to secure or provide for the payment of any part of the purchase price of such corporation);

•    Any Lien on any property or assets existing at the time of acquisition thereof and which is not created as a result of or in connection with or in anticipation of such acquisition (unless such Lien was created to secure or provide for the payment of any part of the purchase price of such property or assets); or

•    Any extension, renewal or replacement of any Lien referred to in the foregoing clauses, provided that the principal amount of Debt so secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement Lien shall be limited to all or part of substantially the same property which secured the Lien extended, renewed or replaced (plus improvements on such property).

Notwithstanding the foregoing, the Company may issue or assume Debt secured by Liens which would otherwise be subject to the foregoing restrictions in an aggregate principal amount which does not at the time of issuance or assumption exceed 10% of the principal amount of the Senior Notes then outstanding. (Section 1007)

Sale and Leaseback Transactions.    If this covenant is made applicable to the Senior Notes of any series, the Company will not enter into any Sale and Leaseback Transaction unless either:

•
the Company would be entitled pursuant to the “Limitation on Liens” covenant above to create Debt secured by a Lien on the property to be leased back in an amount equal to the Attributable Value of such Sale and Leaseback Transaction without the Senior Notes being effectively secured equally and ratably with (or prior to) that Debt; or

•
the Company, within 270 days after the sale or transfer of the relevant assets shall have been made, applies, in the case of a sale or transfer for cash, an amount equal to the net proceeds from the sale or, in the case of a sale or transfer otherwise than for cash, an amount equal to the fair market value of the property so leased (as determined by any two Directors of the Company) to:

•	the retirement of long-term indebtedness of the Company ranking prior to or on a parity with the Senior Notes or

•	the investment in any property used in the ordinary course of business by the Company.

“Attributable Value” means, as to any particular lease under which the Company is at any time liable as lessee and at any date as of which the amount thereof is to be determined, the amount equal to the greater of (i) the net proceeds from the sale or transfer of the property leased pursuant to the Sale and Leaseback Transaction or (ii) the net book value of the property, as determined by the Company in accordance with generally accepted accounting principles at the time of entering into the Sale and Leaseback Transaction, in either case multiplied by a fraction, the numerator of which shall be equal to the number of full years of the term of the lease that is part of the Sale and Leaseback Transaction remaining at the time of determination and the denominator of which shall be equal to the number of full years of the term, without regard, in any case, to any renewal or extension options contained in the lease.

“Sale and Leaseback Transaction” means any transaction or series of related transactions relating to property now owned or hereafter acquired by the Company whereby the Company transfers the property to a person and the Company leases it from that person for a period, including renewals, in excess of 36 months. (Section 1012)

Modification of the Senior Note Indenture.    The Senior Note Indenture contains provisions permitting us and the Senior Note Trustee, with the consent of the Holders of a majority in principal amount of the outstanding Senior Notes, of all series affected by the modification (voting as one class), to modify the Senior Note Indenture or any supplemental indenture or the rights of the Holders of the Senior Notes of such series; provided that no such modification shall without the consent of the Holders of each outstanding Senior Note affected thereby:

•	change the date upon which the principal of or the interest on any Senior Note is due and payable;

•	reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof;

•	change any place of payment where, or the currency in which, any Senior Note or any premium or the interest thereon is payable;

•	impair the right to institute suit for the enforcement of any payment on or after the date such payment is due (or, in the case of redemption, on or after the date fixed for such redemption);

•
reduce the aforesaid percentage of Senior Notes, the consent of the Holders of which is required for any modification of the applicable supplemental indenture or for waiver by the Holders of certain of their rights; or

•	modify certain provisions of the Senior Note Indenture. (Section 902)

The Senior Note Indenture also contains provisions permitting us and the Senior Note Trustee to amend the Senior Note Indenture in certain circumstances without the consent of the Holders of any Senior Notes to evidence the succession of another Person to us, the replacement of the Senior Note Trustee and for certain other purposes, including to cure any ambiguity or defect, or correct any inconsistency, in the Senior Note Indenture, or to add or change any other provisions with respect to matters or questions arising under the Senior Note Indenture or the Senior Notes, provided such changes or additions shall not adversely affect the interests of the Holders of any series of the Senior Notes in any material respect, or involve a change requiring the consent of the Holders of the Senior Notes described in the preceding paragraph. (Section 901)

Events of Default.    An Event of Default with respect to the Senior Notes is defined in the Senior Note Indenture as being:

•	failure to pay any interest on the Senior Notes and continuance of such failure for 30 days;

•
failure to pay the principal (or premium, if any), including the payment of principal (or premium, if any) when due pursuant to any redemption provision of the Senior Notes and continuance of such failure for three days;

•	failure to pay any sinking fund installment, if any, pursuant to the terms of the Senior Notes, and continuance of such failure for a period of three days;

•
default in the performance, or breach, of any covenant or warranty of ours in the Senior Note Indenture (other than certain covenants or warranties a default in whose performance or whose breach is specifically dealt with elsewhere in the Senior Note Indenture or which has been expressly included in the Senior Note Indenture solely for the benefit of any series of Senior Notes other than that series) and continuance of such default or breach for a period of 90 days after written notice is given to us by the Senior Note Trustee or to us and the Senior Note Trustee by the Holders of 33% or more in aggregate principal amount of the outstanding Senior Notes; and

•	certain events of bankruptcy, insolvency, reorganization, receivership or liquidation involving us. (Section 501)

We will be required to file with the Senior Note Trustee annually an officers’ certificate as to the existence or absence of default in performance of certain covenants in the Senior Note Indenture. (Section 1008) The Senior Note Indenture provides that the Senior Note Trustee may withhold notice to the Holders of the Senior Notes of any default (except in payment of principal of (or premium, if any), or interest, if any, on, the Senior Notes or in the payment of any sinking fund installment with respect to the Senior Notes) if the Senior Note Trustee in good faith determines that it is in the interest of the Holders of the Senior Notes to do so. (Section 602) The Senior Note Indenture provides that, if an Event of Default due to the default in payment of principal of (or premium, if any) or interest on the Senior Notes or in the payment of any sinking fund installment with respect to the Senior Notes, or due to the default in the performance or breach of any covenant or warranty in the Senior Note Indenture by us shall have happened and be continuing, either the Senior Note Trustee or the Holders of 33% or more in aggregate principal amount of the outstanding Senior Notes may declare the principal amount of all the Senior Notes to be due and payable immediately, but if we shall cure all defaults and certain other conditions are met, such declaration may be annulled and past defaults may be waived by the Holders of a majority in aggregate principal amount of the Senior Notes. If an Event of Default due to certain events of bankruptcy, insolvency or reorganization has occurred and is continuing, the principal amount of all the Senior Notes shall be immediately due and payable, without any act of either the Senior Note Trustee or the Holders. (Sections 502 and 513)

Subject to the provisions of the Senior Note Indenture relating to the duties of the Senior Note Trustee, the Senior Note Trustee will be under no obligation to exercise any of its rights or powers under the Senior Note Indenture at the request or direction of any of the Holders of the Senior Notes, unless such Holders shall have offered to the Senior Note Trustee reasonable indemnity. (Section 603)

Subject to such provision for indemnification, the Holders of a majority in principal amount of the Senior Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Senior Note Trustee, or exercising any trust or power conferred on the Senior Note Trustee with respect to the Senior Notes, provided, however, that if an Event of Default shall have occurred and be continuing with respect to less than all of the series of Senior Notes, the Holders of a majority in aggregate principal amount of the Senior Notes of all such series, considered as one class, shall have the right to make such direction, and provided that the Senior Note Trustee shall have the right to decline to follow any such direction if the Senior Note Trustee shall determine that the action so directed conflicts with any law or the provisions of the Senior Note Indenture or if the Senior Note Trustee shall determine that such action would subject the Senior Note Trustee to personal liability or expense for which reasonable indemnity has not been provided. (Section 512)

Defeasance.    We, at our option, (a) will be Discharged from any and all obligations in respect of the Senior Notes (except for certain obligations to register the transfer or exchange of Senior Notes, replace destroyed, stolen, lost or mutilated Senior Notes, maintain paying agencies and hold moneys for payment in trust) or (b) need not comply with certain covenants of the Senior Note Indenture described under “—Consolidation, Merger, Conveyance, Sale or Transfer” and “—Limitation of Liens” or to certain covenants relating to corporate existence and maintenance of properties and insurance, in each case, if:

•    we irrevocably deposit with the Senior Note Trustee, in trust, (a) money or (b) in certain cases  U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money, or (c)  a combination thereof,  in each case sufficient to pay and discharge the principal of (and premium, if any) and each installment of principal (and premium, if any) and interest, if any, on the outstanding Senior Notes on the dates such payments are due, in accordance with the terms of the Senior Notes, or to and including the redemption date irrevocably designated by us;

•    no Event of Default or event which with notice or lapse of time would become an Event of Default shall have occurred and be continuing on the date of such deposit;

•    we deliver to the Senior Note Trustee an opinion of counsel to the effect:

-  that the Holders of the Senior Notes will not recognize income, gain, loss or expense for Federal income tax purposes as a result of such deposit and defeasance of certain obligations; this condition, however, shall not apply if (i) the Company shall have irrevocably designated a Redemption Date, (ii) such Redemption Date is no more than 60 days after the date of the deposit referred to above and (iii) we comply with the remaining conditions; and

-  that the defeasance trust is not, or is registered as, an investment company under the Investment Company Act of 1940; and

•    we have delivered to the Senior Note Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for in the Senior Note Indenture relating to the satisfaction and discharge of the Senior Notes have been complied with. (Sections 403 and 1009)

Discharged means, with respect to the Senior Notes of any series, the discharge of the entire indebtedness represented by, and obligations of ours under, the Senior Notes of such series and in the satisfaction of all the obligations of ours under the Senior Note Indenture relating to the Senior Notes of such series, except:

•
the rights of Holders of the Senior Notes of such series to receive, from the trust fund established pursuant to the Senior Note Indenture, payment of the principal of and interest and premium, if any, on the Senior Notes of such series when such payments are due;

•	our obligations with respect to the Senior Notes of such series with respect to registration, transfer, exchange and maintenance of a place of payment; and

•	the rights, powers, trusts, duties, protections and immunities of the Senior Note Trustee under the Senior Note Indenture. (Section 101)

U.S. Government Obligations means direct obligations of the United States for the payment of which its full faith and credit is pledged, or obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States and the payment of which is unconditionally guaranteed by the United States, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of a holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt. (Section 101)

Resignation or Removal of Senior Note Trustee.    The Senior Note Trustee may resign at any time upon written notice to us, and such resignation will take effect immediately upon the appointment of a successor Senior Note Trustee. (Sections 610 and 611)

The Senior Note Trustee may be removed at any time by an instrument or concurrent instruments in writing delivered to the Senior Note Trustee and us and signed by the Holders, or their attorneys-in-fact, of at least a majority in principal amount of the then outstanding Senior Notes. In addition, under certain circumstances, we may remove the Senior Note Trustee upon notice to the Holder of each Senior Note outstanding and the Senior Note Trustee, and appointment of a successor Senior Note Trustee. (Section 610)

No Recourse Against Others.    The Senior Note Indenture provides that no recourse for the payment of the principal of or any premium or interest on any Senior Note, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of ours, contained in the Senior Note Indenture or in any supplemental indenture, or in any Senior Note, or because of the creation of any indebtedness represented thereby, will be had against any trustee, incorporator, stockholder, officer or director, as such, past, present or future, of ours or any successor corporation, either directly or through us or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that all such liability is expressly waived and released as a condition of, and in consideration for, the execution of the Senior Note Indenture and the issuance of the Senior Notes. (Section 114) Such waiver may not be effective to waive liabilities under the Federal securities laws and we understand that it is the view of the Commission that such a waiver is against public policy.

Concerning the Senior Note Trustee.    The Senior Note Trustee under the Senior Note Indenture, and affiliates of the Senior Note Trustee, are also trustees under other indentures and trust agreements of affiliates of ours. In addition, the Senior Note Trustee is a lending party to two of our system revolving credit facilities with total commitment amounts under each facility of approximately $39 million and $31 million.

Book-Entry Only System.    The Depository Trust Company (“DTC”), New York, New York, will act as securities depository for the Senior Notes. The Senior Notes will be issued as fully- registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered Senior Note certificate (the “Global Notes”) will be issued for each series of Senior Notes, each in the aggregate principal amount of such series, and will be deposited with DTC.

So long as DTC, or its nominee, is the registered owner of the Global Note, DTC or its nominee, as the case may be, will be considered the sole owner or Holder of the Senior Notes represented by the Global Notes for all purposes under the Senior Note Indenture, including for any notices and voting. Except in limited circumstances, the owners of beneficial interests in the Global Notes will not be entitled to have Senior Notes registered in their names, will not receive or be entitled to receive physical delivery of the Senior Notes and will not be considered the Holders thereof under the Senior Note Indenture. Accordingly, each person holding a beneficial interest in a Global Notes must rely on the procedures of DTC and, if such person is not a Direct Participant (as defined below), on procedures of the Direct Participant through which such person holds its interest, to exercise any of the rights of a registered owner of the Senior Notes.

The Global Notes may be exchanged in whole for certificated Senior Notes only if:

(1)
DTC notifies us that it is unwilling or unable to continue as depository for the Global Notes or DTC has ceased to be a clearing agency registered or in good standing under the Securities Exchange Act of 1934 or other applicable statute or regulation, and, in either case, we thereupon fail to appoint a successor depository within 90 days;

(2)	we, at our option, notify the Senior Note Trustee in writing that we elect to cause the issuance of certificated Senior Notes; or

(3)	there shall have occurred and be continuing after any applicable grace period an event of default with respect to the applicable Senior Notes of any series.

In any such case, we have agreed to notify the Senior Note Trustee in writing that, upon surrender by the Direct Participants and Indirect Participants (as defined below) of their interest in such Global Notes, certificated Senior Notes representing the applicable Senior Notes will be issued to each person that such Direct Participants and Indirect Participants and DTC identify as being the beneficial owner of such Senior Notes.

DTC has advised us as follows: DTC, the world’s largest depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing agency” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 2.2 million issues of U.S. and non-U.S. equity, corporate and municipal debt issues, and money market instruments from over 100 countries that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between in Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of Direct Participants of DTC and Members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation, and Emerging Markets Clearing Corporation (NSCC, FICC, and EMCC, also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange, LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). DTC has Standard & Poor’s highest rating: AAA. The rules applicable to its Participants are on file with the Commission. More information about DTC can be found at www.dtcc.com and www.dtc.org.

Purchases of Global Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for such purchases of Global Notes on DTC’s records. The ownership interest of each actual purchaser of each Global Note, or beneficial owner, is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmation providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the Global Notes are to be accomplished by entries made on the books of Direct or Indirect Participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interest in the Global Notes, except in the event that use of the book-entry system for the Global Notes is discontinued.

To facilitate subsequent transfers, all Global Notes deposited by participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of Global Notes with DTC and their registration in the name of Cede & Co. or such other nominee name do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Global Notes; DTC’s records reflect only the identity of the Direct Participants to whose account such Global Notes are credited, which may or may not be the beneficial owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

If the Global Notes are redeemable, redemption notices shall be sent to DTC. If less than all of the Global Notes of a series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the Global Notes unless authorized by a Direct Participant in accordance with DTC’s Procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Global Notes are credited on the record date (identified in a listing attached to the omnibus proxy).

Redemption proceeds and principal, interest and premium payments, if any, on the Global Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the Senior Note Trustee, on the date on which such funds are payable in accordance with the respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name” and will be the responsibility of such participant and not of DTC, its nominee, the Senior Note Trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds and principal, interest and premium, if any, on any of the Senior Notes represented by Global Notes to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC), is the responsibility of the Senior Note Trustee and us. Disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of the Direct and Indirect Participants.

DTC may discontinue providing its services as securities depository with respect to the Senior Notes at anytime by giving reasonable notice to us or the Senior Note Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, certificated Senior Notes are required to be printed and delivered. The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources, including DTC, that we believe to be reliable, but we take no responsibility for the accuracy thereof.

The underwriters, dealers or agents of any of the securities may be Direct Participants of DTC.

Neither the Senior Note Trustee, us, nor any agent for payment on or registration of transfer or exchange of any Global Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in such Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial interests.

LEGAL OPINIONS

Legal opinions relating to the validity of the Senior Notes will be given by Jeffrey C. Miller, Assistant General Counsel of Northeast Utilities Service Company, a service company affiliate for the Company, and Pillsbury Winthrop Shaw Pittman LLP, 1540 Broadway, New York, New York 10036, counsel for any underwriters, agents or dealers.

EXPERTS

The consolidated financial statements and the related financial statement schedules incorporated in this Prospectus by reference from the Company’s Annual Reports on Form 10-K, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PLAN OF DISTRIBUTION

We may sell the Senior Notes offered hereby (i) through negotiation with one or more underwriters; (ii) through one or more agents or dealers designated from time to time; (iii) directly to purchasers; or (iv) through any combination of the above. The distribution of the Senior Notes may be effected from time to time in one or more transactions at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. A Prospectus Supplement or a supplement thereto will describe the method of distribution of Senior Notes of any series.

If we use any underwriters in the sale of a series of Senior Notes, we will enter into an underwriting agreement, distribution agreement or similar agreement with such underwriters prior to the time of sale, and the names of the underwriters used in the transaction will be set forth in the Prospectus Supplement or a supplement thereto relating to such sale. If an underwriting agreement is executed, the applicable series of Senior Notes will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of the sale. Unless otherwise indicated in the Prospectus Supplement, the underwriting or purchase agreement will provide that the obligations of any underwriters to purchase a series of Senior Notes will be subject to certain conditions precedent and the underwriter or underwriters are obligated to purchase all of the Senior Notes offered in the Prospectus Supplement if any are purchased.

If a dealer is utilized in the sale of a series of Senior Notes, we will sell such Senior Notes to the dealer as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of sale.

If any of the Senior Notes are sold through agents designated by us from time to time, the Prospectus Supplement or a supplement thereto will name any such agent, set forth any commissions payable by us to any such agent and the obligations of such agent with respect to the Senior Notes. Unless otherwise indicated in the Prospectus Supplement or a supplement thereto, any such agent will be acting on a best efforts basis for the period of its appointment.

Any underwriters utilized may engage in stabilizing transactions and syndicate covering transactions in accordance with Rule 104 of Regulation M under the Exchange Act. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the particular offered securities in the open market after the distribution has been completed in order to cover syndicate short positions. These stabilizing transactions and syndicate covering transactions may cause the price of the Senior Notes to be higher than it would otherwise be in the absence of such transactions.

The Senior Notes of any series, when first issued, will have no established trading market. Any underwriters or agents to or through whom Senior Notes are sold by us for public offering and sale may make a market in such Senior Notes, but underwriters and agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Senior Notes.

In connection with the sale of any series of Senior Notes, any purchasers, underwriters or agents may receive compensation from us or from purchasers in the form of concessions or commissions. The underwriters will be, and any agents and any dealers participating in the distribution of the Senior Notes may be deemed to be, underwriters within the meaning of the Securities Act. The agreement between us and any purchasers, underwriters or agents will contain reciprocal covenants of indemnity, and will provide for contribution by us in respect of our indemnity obligations, between us and the purchasers, underwriters or agents against certain liabilities, including liabilities under the Securities Act.

We are currently contemplating issuing up to $50 million of Senior Notes in an underwritten offering shortly after the registration statement containing this Prospectus is declared effective by the Commission. The general terms of the Senior Notes are described in this Prospectus under “Description of the Senior Notes”. We have not finally determined the timing or terms of such an offering. Wachovia Capital Markets, LLC will be the bookrunning manager in connection with the offering. Total underwriters’ compensation to be paid by us is not expected to exceed 0.65% of the principal amount of the Senior Notes to be sold. The interest rate is expected to be a fixed rate determined through negotiation with the underwriters based on market conditions at the time of the offering. Maturity of the new Senior Notes is expected to be 10 years. We expect that the use of the proceeds from this offering will be to refund short-term debt incurred by us in the ordinary course of business and for other general corporate purposes. Other terms will be reflected in a prospectus supplement that will be filed with the Commission if and when we decide to proceed with any such offering.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting compensation, are:

Filing fee for Registration Statement	$8,828	*
Printing costs	$3,000
Accounting Fees	$32,000
Fees and expenses of Senior Note Trustee	$7,000
Fees of rating agencies	$114,500
Reimbursement of underwriters’ expenses and counsel fees in connection with qualification or registration of the Senior Notes under state securities or “blue sky” laws	$2,000
Miscellaneous and incidental expenses, including travel, copying, postage	$5,000

Total	$172,328
___________
*	Actual Amount

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 67 of Chapter 156B of the Massachusetts General Laws provides that indemnification of directors and officers may be provided to the extent specified or authorized by the articles of organization or bylaws, provided that no indemnification may be provided with respect to any matter as to which the director or officer shall have been adjudicated not to have acted in good faith in the reasonable belief that his or her action was in the best interest of the corporation or, to the extent that such matter relates to service with respect to any employee benefit plan, in the best interest of the participants or beneficiaries of such employee benefit plan.

Article XVIII of our By-laws provides that we will indemnify, to the fullest extent permitted by applicable law, each person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, by reason of the fact that such person or such person’s testator or intestate is or was a director, officer, employee or other agent of the Company, is or was serving at our request as a Director, officer, employee, or other agent of another organization, or is or was serving at our request in any capacity with respect to any employee benefit plan, against all liabilities and expenses, including reasonable attorneys’ fees, judgments, fines, penalties and amounts paid in settlement or compromise, actually and reasonably incurred in connection with such action, except with respect to any matter as to which such person shall have been adjudicated in such action not to have acted in good faith in the reasonable belief that such person’s action was in the best interests of the Company or, to the extent that such matter relates to service with respect to any employee benefit plan, in the best interest of the participants or beneficiaries of such employee benefit plan.

Article XVIII also provides that as to any matter disposed of by settlement or compromise by such Director, officer, employee or other agent of the Company pursuant to a consent decree or otherwise, we shall provide no indemnification either for said payment or for any other expenses unless such settlement or compromise is approved as in the best interests of the Company, or, to the extent that such matter relates to service with respect to any employee benefit plan, in the best interest of the participants or beneficiaries of such employee benefit plan, after notice that it involves such indemnification:

(a) by a disinterested majority of our Directors then in office; or

(b) by a majority of the disinterested Directors then in office, provided that there has been obtained an opinion in writing of independent legal counsel to the effect that such Director, officer, employee or other agent appears to have acted in good faith in the reasonable belief that his action was in the best interests of the Company or, to the extent that such matter relates to service with respect to any employee benefit plan, in the best interest of the participants or beneficiaries of such employee benefit plan; or

(c) by the holders of a majority of our outstanding stock at the time entitled to vote for Directors, voting as a single class, exclusive of any stock owned by an interested Director, officer, employee or other agent.

In discharging such person’s duty, any such Director, officer, employee or other agent of the Company, when acting in good faith, may rely upon the books of account of the Company or of such other organization, reports made to us or to such other organization by any of its officers or employees or by counsel, accountants, appraisers or other experts selected with reasonable care by our Board of Directors or officers, or upon other records of the Company or of such other organization.

Under our By-laws, we may advance expenses incurred with respect to any such action, suit or proceeding prior to the final disposition of such action, suit or proceeding, upon receipt of a written undertaking by or on behalf of the recipient to repay such amount if said person shall be adjudicated to be not entitled to indemnification under this section, which undertaking may be accepted without reference to the financial ability of such person to make repayment.

The Company also maintains an insurance policy that insures its Directors and officers against certain liabilities.

ITEM 16.    EXHIBITS

EXHIBIT NO.	DESCRIPTION

1	Form of Underwriting Agreement for the Senior Notes.

3.1	Articles of Organization of WMECO, restated to February 23, 1995. (incorporated by reference to Exhibit 3.4.1 of 1994 Annual Report on Form 10-K, File No. 1-5324).

3.2	By-laws of WMECO, as amended to May 1, 2000 (incorporated by reference to Exhibit 3.1 of Quarterly Report on Form 10-Q for the Quarter Ended June 30, 2000, File No. 1-5324).

4.1
Indenture between Western Massachusetts Electric Company and The Bank of New York Trust Company, N.A. (as successor to The Bank of New York), as Trustee, dated as of September 1, 2003 (incorporated by reference to Exhibit 99.2 of Current Report on Form 8-K filed October 8, 2003, File No. 0-7624).

4.2	Form of Third Supplemental Indenture.

5	Opinion of Jeffrey C. Miller, Esq. regarding the legality of the securities being issued.

12	Statement re: computation of Ratio of Earnings to Fixed Charges.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Jeffrey C. Miller, Esq. (included in Exhibit 5).

24	Powers of Attorney (included on the signature page to this Registration Statement).

25	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York Trust Company, N.A. (as successor to The Bank of New York) as Trustee, under the Senior Note Indenture.
____________

ITEM 17.    UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs 1(i) and 1(ii) above do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430(A) and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6)    For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Berlin, State of Connecticut, on July 7, 2005.

WESTERN MASSACHUSETTS ELECTRIC COMPANY (REGISTRANT)

By:	/s/ Cheryl W. Grisé
Cheryl W. Grisé Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby constitutes Gregory B. Butler, David R. McHale, Randy A. Shoop and Jeffrey C. Miller, and each of them singly, their true and lawful attorneys, with full power to each such attorney to sign for them in their names, in the capacities indicated below, any and all amendments to this registration statement, hereby ratifying and confirming such person’s signature as it may be signed by said attorneys to any and all amendments to said registration statement.

SIGNATURE	TITLE	DATE

/s/ Cheryl W. Grisé
	Chief Executive Officer and a Director	July 7, 2005
Cheryl W. Grisé

/s/ David R. McHale
	Senior Vice President and Chief Financial Officer and a Director	July 7, 2005
David R. McHale

/s/ Rodney O. Powell
	President and Chief Operating Officer and a Director	July 7, 2005
Rodney O. Powell

/s/ John P. Stack
	Vice President—Accounting and Controller	July 7, 2005
John P. Stack

/s/ Leon J. Olivier
	Director	July 7, 2005
Leon J. Olivier

Exhibit Index

EXHIBIT NO.	DESCRIPTION

1	Form of Underwriting Agreement for the Senior Notes.

3.1	Articles of Organization of WMECO, restated to February 23, 1995. (incorporated by reference to Exhibit 3.4.1 of 1994 Annual Report on Form 10-K, File No. 1-5324).

3.2	By-laws of WMECO, as amended to May 1, 2000 (incorporated by reference to Exhibit 3.1 of Quarterly Report on Form 10-Q for the Quarter Ended June 30, 2000, File No. 1-5324).

4.1
Indenture between Western Massachusetts Electric Company and The Bank of New York Trust Company, N.A. (as successor to The Bank of New York), as Trustee, dated as of September 1, 2003 (incorporated by reference to Exhibit 99.2 of Current Report on Form 8-K filed October 8, 2003, File No. 0-7624).

4.2	Form of Third Supplemental Indenture.

5	Opinion of Jeffrey C. Miller, Esq. regarding the legality of the securities being issued.

12	Statement re: computation of Ratio of Earnings to Fixed Charges.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Jeffrey C. Miller, Esq. (included in Exhibit 5).

24	Powers of Attorney (included on the signature page to this Registration Statement).

25	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York Trust Company, N.A. (as successor to The Bank of New York), as Trustee, under the Senior Note Indenture.